Exhibit 99.1

KINGSWAY ANNOUNCES COMPLETION OF
SALE OF NON-STANDARD AUTO BUSINESS

Toronto, Ontario (October 18, 2018) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced that the sale of its non-standard automobile insurance companies Mendota Insurance Company, Mendakota Insurance Company and Mendakota Casualty Company (collectively “Mendota”) to Premier Holdings, LLC, previously announced on July 16, 2018, has been completed. The final aggregate purchase price of $28.6 million has been redeployed primarily to acquire limited liability investments, equity investments and other investments, which were owned by Mendota at the time of the closing, having a carrying value of $22.9 million and to fund $5 million into an escrow account to be used to satisfy potential indemnity obligations under the definitive stock purchase agreement.

Management Comments
John T. Fitzgerald, President and Chief Executive Officer, stated, “We are pleased to announce the closing of the sale of our non-standard auto insurance business. The sale of Mendota represents the disposition of the last legacy operating business from the original Kingsway group of companies. The sale is bittersweet, as we have begun to see the emerging results of the turnaround efforts we have expended over the last 24 months. That said, we plan to redeploy the assets we have received as compensation for the sale towards higher returning, less volatile businesses like extended warranty. We wish Steve Harrison and the entire Mendota team best wishes for a bright future under new ownership.”

About the Company
Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2017 Annual Report on Form 10-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2017 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.